NOT FOR DISSEMINATION IN THE UNITED STATES

OR FOR RELEASE TO U.S. NEWSWIRE SERVICES.

NEWS RELEASE

July 5, 2005

WEALTH CLOSES $91,500

NON-BROKERED PRIVATE PLACEMENT

Vancouver, British Columbia…  Wealth Minerals Ltd. (the “Company” or “Wealth”) - (TSX Venture Exchange: WML, OTC: WMLLF, Frankfurt: EJZ), is pleased to announce that it has closed the non-brokered private placement of 150,000 units (the “Units”) at a price of $0.61 per Unit, as originally announced May 27, 2005, raising gross proceeds of $91,500 (the “Offering”).  Each Unit consists of one common share (“Share”) and one-half common share purchase warrant (“Warrant”).  Each whole Warrant is exercisable for a period of 18 months to acquire one additional Share (“Warrant Share”) at a price of $0.80 per Warrant Share until January 5, 2006.

All of the securities issued in connection with the Offering, are subject to a hold period in Canada until November 6, 2005.

The gross proceeds of the Offering are intended to be used as additional funds for exploration programs on the Company’s Mackenzie Project in central British Columbia where work programs will commence later this month and, for general working capital.

None of the foregoing securities have been, nor will they be, registered with the U.S. Securities and Exchange Commission and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Unites States Securities Act of 1933 and any applicable State securities laws.

On Behalf of the Board of Directors of

WEALTH MINERALS LTD.

“Jerry Pogue”

Director

For further information, please contact:

Gary Freeman, Vice President

Phone: 604-331-0096 / E-mail: info@wealthminerals.com

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release, which has been prepared by management.

This release contains forward-looking statements within the meaning of the “safe harbour'' provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The Company assumes no obligation to update any forward-looking information contained in this news release.

Suite 1901 – 1177 West Hastings Street, Vancouver, BC Canada V6E 2K3

Tel 604.331.0096  Fax 604.408.7499

www.wealthminerals.com